Exhibit 99.1

For Release August 1, 2017

US Alliance Corporation, a Topeka, Kansas based financial holding company, and Northern Plains Capital Corporation announce the completion of the previously announced acquisition of Northern Plains Capital Corporation and Dakota Capital Life Insurance Company by US Alliance Corporation.

The acquisition was structured as merger in which each share of Northern Plains Capital Corporation common stock was converted to 0.5841 shares of US Alliance common stock. The surviving company is US Alliance Corporation. The merger was completed and is effective as of August 1, 2017. US Alliance intends to contribute its shares in Dakota Life Insurance Company to US Alliance Life and Security Company, its wholly owned life insurance subsidiary.

As of December 31, 2016, book value of the transaction is $3,413,438 and adds $6,596,361 in assets to US Alliance Corporation as of March 31, 2017.

Dakota Capital Life Insurance Company will continue as a wholly owned subsidiary of US Alliance Life and Security Company, and expand its product offering and sales effort in North Dakota.

Mr. Jim Poolman, former Chairman of the Board of Northern Plains Capital Corporation, and Mr. Jim Laducer, a former Board member of Northern Plains Capital Corporation, have agreed to remain on the Board of Dakota Capital Life Insurance Company. Jack H. Brier, Chairman of the Board of US Alliance Corporation, will serve as Chairman of Dakota Capital Life Insurance Company.

US Alliance Corporation (www.usalliancecorporation.com) is a financial holding company located in Topeka, Kansas. This transaction represents the first life insurance company acquisition by US Alliance Corporation. US Alliance Corporation is registered with the Securities and Exchange Commission, but its stock does not trade on an exchange.

US Alliance Life and Security Company (www.usalliancelife.com) received its certificate of authority from the Kansas Insurance Department and wrote its first policy May 1, 2013. Since that time, total premium and annuity deposits for US Alliance Life and Security Company have been $21,082,869 through June 30, 2017.

The Board members of US Alliance Corporation are Jack H. Brier, Rochelle Chronister, James Concannon, William P. Graves, and Kurtis Scott.

Prior to this acquisition, USAC is owned by approximately 1,930 shareholders in Kansas and has raised over $22 million in private and public offerings. There is a current registration with the Kansas Securities Commission for 15 million shares and during this offering, $609,833 has been added to the capital and surplus.

Contact:

Jack.Brier@usalliancecorporation.com